Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of First Community Bancshares, Inc. and subsidiaries for the registration of 552,300 shares of its common stock and to the incorporation therein of our report dated March 3, 2006, with respect to the consolidated financial statements for the year ended December 31, 2005, of First Community Bancshares, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Charleston, West Virginia
August 29, 2008